                                               *Confidential Treatment Requested

                                                                   EXHIBIT 10.16

                               RESEARCH AGREEMENT

    THIS RESEARCH AGREEMENT ("Agreement") is made this 20th day of August, 1999, by and between Third Wave Technologies, Inc. ("Institution"); and Warner-Lambert Company, a Delaware corporation, with its principal place of business at 201 Tabor Road, Morris Plains, New Jersey, 07950 ("Company").

                                    RECITALS

A. Institution has developed substantial expertise in the area of assay development for gene expression profiling and polymorphism and mutation analysis (the "Field").

B. Company desires to obtain the services of Institution in directing certain research in the Field relating to the development of certain assays. Such research is hereinafter referred to as the "Development Program". Institution is willing to direct the Development Program, all on the terms and conditions set forth herein and in accordance with the protocol attached hereto as Exhibit A and incorporated herein by reference (the "Protocol").

    NOW, THEREFORE, in consideration of the covenants and premises herein contained, the parties agree as follows:

1. The Development Program. Promptly following receipt of the amount set forth in Section 2 below, Institution shall use diligent efforts to develop Invader(R) polymorphism and mRNA transcript assays described in the Protocol, subject to Company providing Institution the materials described in Exhibit B (collectively, the "Company Materials"). Upon completion of the Development Program with respect to each such particular assay, Institution agrees to provide Company with the number of assay determinations set forth in the Protocol for such particular assay, including enzyme, buffer and Invader probes for such analyte (collectively, the "Institution Materials"). Accordingly, Institution shall, after consultation with Company, direct and perform the Development Program in a professional and diligent manner, all in accordance with the Protocol and the terms of this Agreement.

2. Payment. In consideration for the performance of the Development Program by Institution, Company shall pay Institution a non-refundable amount of $474,100 (the "Research Amount") within five (5) days of the date of Company's execution of this Agreement.

3. Reporting. Company designates Stephen Hunt or his or her successor to function as its research and development contact (the "Contact"). Institution shall inform the Contact of the progress of the Development Program in the following manner:

        (a) By informal verbal reports, from time to time;

        (b) By response to all of Company's reasonable inquiries regarding the status of the Development Program;

        (c) By arrangements to periodically meet and discuss the progress of the Development Program with the Contact at Institution's facilities; and


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        (d) By submission of a detailed written report thirty (30) days following the conclusion of the Development Program (the "Final Report").

4. Ownership of Data; Publication. Subject to Company's rights in the Company Materials, all right, title and interest in and to all information disclosed by Institution hereunder and to all Institution Materials transferred hereunder shall remain vested in Institution. Except as otherwise provided in this Section 4 below, Company shall own all right, title and interest in and to Inventions (collectively, "Company Inventions") and Institution hereby assigns all such right, title and interest in the Company Inventions to Company. Furthermore, Institution hereby agrees to only use its personnel in connection with the Development Program. Notwithstanding the foregoing, Company hereby agrees that Institution shall own all right, title and interest in and to Inventions directed to subject matter comprising improvements to the Invader assay technology, including without limitation methods of sample preparation, probe design or production, or assay development, performance or analysis (collectively, "Improvements") and Company hereby assigns all such right, title and interest in the Improvements to Institution. In addition, Company hereby grants to Institution, to the extent it has the right to do so, an exclusive, worldwide, royalty-free, fully paid-up, irrevocable right and license, with the right to grant and authorize sublicenses, under any and all Company Inventions, to make, have made, use, import, offer for sale and sell products and components, solely for diagnostic applications including for tests or assays used to guide, prescribe or direct therapeutic regimens, treatments or drugs. For purposes of this Agreement, "Invention" shall mean any and all discoveries, inventions and other subject matter (whether patentable or not) made in the course of performing the Evaluation (as defined below) or otherwise in connection with using the Institution Materials as permitted hereunder and all intellectual property rights therein. Nothing in this Agreement is to be construed as granting a license to Company to utilize any information received from Institution or Institution Materials except as expressly provided herein, under any patent or other intellectual property rights owned by Institution, unless a separate agreement for such rights is executed by Company and Institution. Company and Institution further agree to perform such acts and provide such documents as are reasonably requested by the other party to effect the foregoing assignments.

5. Confidentiality. Institution and Company hereby confirm the validity of and agree to be bound by the Mutual Confidentiality Agreement effective March 24, 1998 by and between the parties which continues in effect (the "Confidentiality Agreement").

        (a) Confidential Information. The parties may from time to time disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed by one party to the other party hereto which if disclosed in tangible form is marked "confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within a reasonable period after such disclosure; provided, however, all Improvements shall be deemed to be Confidential Information of the Institution and all Company Inventions (except to the extent that such Company Inventions relate to diagnostic applications) shall be deemed to be Confidential Information of the Company. Notwithstanding the foregoing or anything herein to the contrary, Confidential Information shall not include any information that, in each case as demonstrated by written documentation: (i) was already known to the receiving party or its affiliates, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;
(iii) became generally available to the


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public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (iv) was subsequently lawfully disclosed to the receiving party or its affiliates by a third party which is not in violation of any contractual or legal obligation to the disclosing party with respect to such Confidential Information.

        (b) Confidentiality. Each party agrees to hold and maintain in strict confidence all Confidential Information of the other party. Without limiting the foregoing, neither party shall use or disclose the Confidential Information of the other party, except as otherwise permitted by this Agreement or as may be necessary or useful to exercise its rights or perform its obligations under this Agreement. Nothing contained in this Section 5 shall prevent either party from disclosing any Confidential Information of the other party (i) to accountants, lawyers or other professional advisors to the extent reasonably necessary to accomplish the purposes of this Agreement or to prospective lenders, investment bankers or other financial institutions in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an agreement to protect such Confidential Information from disclosure; or (ii) to the extent is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of such Confidential Information. Upon any termination of this Agreement, Company and Institution shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained for purposes of monitoring compliance with the provisions of this Section 5 and for archival purposes). The foregoing provisions of this
Section 5 shall survive expiration or termination of this Agreement for a period of seven (7) years after such expiration or termination.

6. Compliance with Applicable Laws. Institution agrees to conduct the Development Program and maintain records and data during and after the term of this Agreement in compliance with all applicable legal and regulatory requirements, including without limitation any applicable requirements of the United States Food and Drug Administration and the United States Federal Drug Enforcement Administration.

7. Materials.

        (a) Company agrees that all Institution Materials obtained from Institution pursuant to this Agreement shall be used solely for the purpose of evaluating whether or not Company desires to enter into a licensing and other business arrangements with Institution, all on terms and conditions as mutually determined by Company and Institution and not for any commercial purposes (the "Evaluation"). Institution agrees that all Company Materials obtained from Company pursuant to this Agreement shall be used solely for the purpose of evaluating whether or not Institution desires to enter into a licensing and other business arrangements with Company, all on terms and conditions as mutually determined by Company and Institution and not for any commercial purposes other than the Development Program and commercial diagnostic applications. Company agrees at all times to use the Institution Materials, and Institution agrees at all times to use the Company Materials, in compliance with all state, federal and other applicable laws, rules and regulation pertaining to use thereof. The Institution Materials and the Company Materials shall include the original materials transferred to Company or Institution, respectively, as well as any derivatives or improvements developed by the receiving party therefrom. INSTITUTION SUPPLIES THE INSTITUTION MATERIALS AND


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COMPANY SUPPLIES THE COMPANY MATERIALS WITHOUT ANY WARRANTY, REPRESENTATION OR
UNDERTAKING WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY RESPECTING THE EFFICIENCY, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NONINFRINGEMENT.

        (b) During the term of this Agreement and for five (5) years thereafter Institution agrees to make available to Company for its own internal research and development purposes enzyme, buffer and Invader probes developed hereunder pursuant Institution's standard terms and conditions therefor, including standard pricing and minimum order requirement of at least quantities to perform one thousand (1,000) determinations for any particular polymorphism or mRNA transcript, as applicable.

8. Institution's Representations and Warranties. Institution hereby represents, warrants and covenants to Company the following:

        (a) It has the power and authority to undertake the contractual commitments set forth in this Agreement; and

        (b) It is free to enter into this Agreement and carry out its obligations hereunder without violating any obligation owed to a third party, including, without limitation, any governmental or quasi-governmental agency, group or department, or any other private or public institution, person or company. No such third party currently has, or, except as expressly authorized herein, will have, any option, license or other right of any kind with respect to any Institution Materials or any data, information, inventions or discoveries obtained or developed under this Agreement.

9. Monitoring of Development Program. During the term of this Agreement, Institution agrees to permit representatives of Company to examine at any reasonable time during normal business hours (i) the facilities where the Development Program is being conducted, (ii) raw research data and (iii) any other relevant information (and to make copies) necessary for Company to confirm that the Development Program is being conducted in conformance with the Protocol and in compliance with applicable laws and regulations, including those of the United States Food and Drug Administration and the United States Federal Drug Enforcement Administration.

10. Term. The term of this Agreement shall commence on the date that it is made and continue for up to 180 days.

11. Termination. The Development Program may be terminated by Company at any time in the exercise of its sole discretion upon fifteen (15) days prior written notice to Institution. Upon receipt or giving of notice, as the case may be, Institution agrees promptly to terminate conduct of the Development Program.

12. Publicity. Neither party shall use the name of the other party or its divisions, affiliates, personnel or products, as applicable, for promotional purposes without the prior written consent of the party whose name is proposed to be used, which consent shall not be unreasonably withheld; provided, however, that either party may (i) disclose the terms of this Agreement to prospective lenders, investment bankers and other financial institutions of its choice solely for the purposes of financing the business operations of such party, either upon the written consent of the other party or if the disclosing party obtains a signed confidentiality agreement with such


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entity or financial institution with respect to such information, and (ii) make disclosures to the extent required to comply with applicable securities law and in the case of (ii), if possible, the non-disclosing party shall have consented to such disclosure, which consent shall not be unreasonably withheld. Without limiting the foregoing, the parties shall agree, within fifteen (15) days of executing this Agreement, upon a press release to announce the execution of this Agreement; thereafter, each party may each disclose to third parties the information contained in such press release without the need for further approval by the other.

13. Independent Contractor. Institution is acting in the capacity of independent contractor hereunder and not as employee or agent of Company.

14. Controlling Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan (other than provisions relating to conflicts of laws).

15. Agreement Modifications. This Agreement may not be altered, amended or modified except by written document signed by all parties.

16. Inconsistencies. The terms and conditions of this Agreement shall govern in the event of conflict between it and the Protocol.

17. Force Majeure. Any party's delay or failure in performing its obligations under this Agreement shall be excused to the extent caused by the occurrence of events beyond that party's reasonable control, including without limitation, war, floods, earthquakes, other acts of God, industrial disputes, civil disobedience, strikes, fire, mobilization, changes in governmental regulation or interpretation, requisition, embargo, restriction and shortage of transport facilities, fuel, energy or supplies. Each party claiming the benefit of such an excuse shall notify the other party in writing of any such delay or failure in performance, and shall resume performance as soon as is reasonably practicable.

18. Notice. All notices given hereunder shall be in writing and shall be delivered by hand or mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed to the parties as follows:

    (a) To Company:                Parke-Davis Pharmaceutical Research
                                   2800 Plymouth Road
                                   Ann Arbor, Michigan 48105
                                   Attn: Chairman

        with a copy to:            Parke-Davis Pharmaceutical Research
                                   2800 Plymouth Road
                                   Ann Arbor, Michigan 48105
                                   Attn: Assistant General Counsel

    (b) To Institution:            Third Wave Technologies, Inc.
                                   502 South Rosa Road
                                   Madison, Wisconsin 53719-1256
                                   Attn: President


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Notice shall be deemed given when received and the parties may change the respective addresses where notice is to be given upon prior notice hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

WARNER-LAMBERT COMPANY


By: /s/ PETER B. CORR
   -------------------------------
Name:  Peter B. Corr
      ----------------------------
Title: President, R&D
      ----------------------------


THIRD WAVE TECHNOLOGIES, INC.


By: /s/ LANCE FORS
   -------------------------------
Name:  Lance Fors
      ----------------------------
Title: Chief Executive Officer
      ----------------------------


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                                    EXHIBIT A

                                    PROTOCOL

The Institution will develop one hundred and eighty-one (181) discrete Invader(TM) Assays and supply the indicated number of determinations as detailed below; all assays will be supplied For Research Use Only and are not for use in diagnostic procedures with humans:

                           NUMBER OF             NUMBER OF             TOTAL NUMBER
                           DIFFERENT          DETERMINATIONS                OF
        ASSAYS               ASSAYS               PER ASSAY            DETERMINATIONS
     --------------      ------------        ---------------          ----------------
Mouse SNPs for                  100              1,000(3)               100,000
PDLMG(1)
P450 SNPs for                    25              1,000(3)                25,000
REACH Study(1)
NAT(1) SNP for                    1              4,000(3)                 4,000
REACH Study(1)
P450 mRNA Isoforms                5               1,000                   5,000
for expression
profiling(2)
mRNAs for                        50               1,000                  50,000
expression profiling 2
        TOTALS                  181                  --                 184,000


(1) Each Invader(TM) Assay for Single Nucleotide Polymorphism (SNP) detection consists of an assay or assay components which will permit the Company to detect each allele of interest. Each Invader SNP Assay will incorporate oligonucleotide probes for detection of the polymorphism of interest, the appropriate Cleavase(R) enzyme and other reagents including buffers and standards needed for the performance of such assay together with a 96 or 384-well microtiter plate. Complete instructions will be provided for each Invader SNP Assay.

(2) Each Invader(TM) Assay for mRNA quantification consists of an assay or assay components which will permit the Company to quantify a mRNA of interest. Each Invader mRNA Assay will incorporate oligonucleotide probes, the appropriate Cleavase(R) enzyme and other reagents including buffers and standards needed for the performance of such assay together with a 96 or 384-well microtiter plate. Each Invader mRNA assay will include control standard set to establish a standard quantification curve. Complete instructions will be provided for each Invader mRNA Assay.

(3) Each determination for an Invader Assays for Single Nucleotide Polymorphism
(SNP) detection include a determination for each allele, which is done in 2 separate microtiter wells in the current assay configuration.


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A. The Development Program for each Invader Assay for Single Nucleotide
Polymorphism detection assay will encompass the following when the starting sample material is a PCR product or genomic DNA:

        1. At the initiation of the Development Program, the Company shall provide the Institution with the appropriate PCR product and/or genomic DNA containing the target sequence of interest as set forth on Exhibit B.

        2. Primary Invader Reaction:

                - The Institution will design three (3) target-specific oligonucleotide probes for use in the Primary Invader
                        Reaction: (i) an "Invader" probe (a probe designed hybridize to the 3' portion of the target sequence, and form a region that overlaps the duplex formed by the appropriate Signal probe and target by at least a single nucleotide base); (ii) a "Signal" probe for the major allele ("wild-type") sequence and (iii) a "Signal" probe for the mutant or minor allele ("mutant") sequence. Each Signal probe will comprise a probe designed to hybridize to the 5' portion of the appropriate target sequence and overlap with the Invader probe. The Institution's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the wild-type and mutant probes for use in the Secondary Invader Reaction (described below).

                - The melting temperature (T(m)) of both the wild-type and mutant Signal probes will be estimated. In order to optimize signal generation, a temperature near the T(m) of these probes will be utilized for the both the Primary and Secondary Invader Reactions such that the reaction cycle (hybridization of a Signal probe, cleavage of its 5' end, and release of the remaining 3' portion) will occur rapidly under isothermal conditions.

                The rapid isothemal cycling of the Signal probes allows each copy of PCR product or genomic DNA target to serve as the substrate for multiple Signal probe cleavage events during reaction incubation. The accumulation of 5' fragments of the wild-type Signal probe is directly proportional to the number of wild-type target molecules present in the test sample. Likewise, the accumulation of 5' fragments of the mutant Signal probe is directly proportional to the number of mutant target molecules present in the test sample. Since the Primary and Secondary Invader Reactions will take place simultaneously, the Primary and Secondary Reaction temperature optima will be designed to be compatible.

        3. Secondary Invader Reaction:

                - The Institution will design an oligonucleotide that will function as both a Secondary target and a "Secondary Signal" probe in the Secondary Invader Reaction. After cleavage in the Primary Invader Reaction the 5' end of the wild-type and mutant Signal probes from the Primary Invader Reaction will be designed to act as "Secondary Invader" probes in the Secondary Invader Reaction (i.e., the Secondary Signal probe will be designed such that the 3'


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

                        end of the Secondary Invader probe (5' of the Signal probe from the Primary Invader Reaction) will overlap the 5' most region of hybridization of the Secondary Signal probe/Secondary target complex). The Institution's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the Signal probe for subsequent detection. The Secondary Signal probe will be designed to include a quencher dye and a fluorescein-phosoramadite label. Due to the proximity of these dyes in the uncleaved Secondary Signal probe, the fluorescein label is quenched by the quencher dye via a Fluorescence Resonance Energy Transfer (FRET) mechanism. Cleavage of the 5' end of the Secondary Signal probe between the labels enables spacial separation of the quencher dye and fluorescein, thus enabling fluorescence detection using FRET technology.

                - The melting temperature (T(m)) of the Secondary Invader probe will be estimated and sequence optimized in order to optimize signal generation, a temperature near the T(m) of the Secondary Invader probe will be utilized for the Invader reaction such that the reaction cycle (hybridization of Secondary Invader probe, cleavage of the 5' end of the Signal probe, release of the Secondary Invader probe) will occur rapidly under isothermal conditions.

                As a result of the Secondary Signal/Secondary target complex being present in excess and the rapid isothemal cycling of the Secondary Invader probe allowing each copy of Secondary Invader probe to cause multiple signal generation cleavage events during reaction incubation, the accumulation of 5' fragments of the Secondary Signal probe is directly proportional to the number of Secondary Invader probe molecules generated in the Primary Invader Reaction.

        4. The Institution will determine appropriate assay cut-off values for assessment of genotype (wild-type homozygous, mutant homozygous, wild-type/mutant heterozygous) based on fluorescence signal.

        5. The Institution estimates that a minimum of 20pg of PCR product or 100ng of genomic DNA will be required in each test sample for detection in the assay.

B. The development program for each Invader mRNA quantification assay will encompass the following:

        1. At the initiation of the Development Program, the Company will provide the Institution with the appropriate genetic sequence specifying the mRNA target of interest as set forth on Exhibit B. Additionally, the Company will provide the Institution with total cellular RNA material known to contain the mRNA target of interest at a minimal expression level, and secondarily, at a maximal expression level. The Institution estimates that >/=10 micrometer
            (g) of total cellular RNA material will be required.

        2.  Primary Invader Reaction:


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

                - The Institution will design two (2) target-specific oligonucleotide probes (an "Invader" probe and a "Primary" probe) for use in the Primary Invader Reaction. The Invader probe will be designed to hybridize to the 3' portion of the target sequence, and form a region that overlaps the duplex formed by the Primary probe and target by at least a single nucleotide base. The Institution's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the Primary probe for use in the Secondary Invader Reaction.

                - The melting temperature (T(m)) of the target-specific Primary probe will be estimated. In order to optimize signal generation, a temperature near the T(m) of the Primary probe will be utilized for the Primary Invader Reaction such that the reaction cycle (hybridization of Primary probe, cleavage of the 5' end of the Primary probe, release of the remaining 3' portion of the Primary probe) will occur rapidly under such conditions.

        The rapid cycling of the Primary probes allows each copy of mRNA target to serve as the substrate for multiple Primary probe cleavage events during reaction incubation. The accumulation of 5' fragments of the Primary probe is directly proportional to the number of mRNA target present in the test sample.

3. Secondary Invader Reaction:

                - The Institution will design oligonucleotides that will function as a Secondary target and a "Signal" probe in the Secondary Invader Reaction. The cleaved 5' end of the Primary probe from the Primary Invader Reaction is designed to act as a "Secondary Invader" probe in the Secondary Invader Reaction (i.e., the Signal probe will be designed such that the 3' end of the Secondary Invader probe (5' of the Primary probe from the Primary Invader Reaction) will overlap the 5' most region of hybridization of the Signal probe/Secondary target complex). The Institution's proprietary Cleavase enzymes will recognize the structure created by this overlapping region and cleave the 5' end of the Signal probe for subsequent detection. The Signal probe will include a quencher dye and a fluorescein-phosoramadite label. Due to the proximity of these dyes in the uncleaved Signal probe, the fluorescein label is quenched by the quencher dye via a Fluorescence Resonance Energy Transfer (FRET) mechanism. Cleavage of the 5' end of the Signal probe between the labels enables spacial separation of the quencher dye and fluorescein, thus enabling fluorescence detection using FRET technology.

                - The melting temperature (T(m)) of the Signal probe will be estimated. In order to optimize signal generation, a temperature near the T(m) of the Signal probe will be utilized for the Secondary Invader Reaction such that the reaction cycle (hybridization of Signal probe, cleavage of the 5' end of the Signal probe, release of the remaining 3' portion of the Signal probe) will occur rapidly under such conditions.

        This rapid cycling allows multiple Signal probes to be cleaved during reaction


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

        incubation. The accumulation of signal (5' fragments of the Signal probe) is directly proportional to the number of Secondary Invader probes (from the Primary Invader reaction) generated in the Primary Invader Reaction.

4. The Institution will develop appropriate standards (in vitro RNA transcripts) for use in the assay and will demonstrate assay proof-of-principle using this material. From time to time during the assay Development Program, the Company will provide the Institution with appropriate cellular material known to have the mRNA target of interest expressed at various levels. The Institution will use this material for further assay refinement and optimization.

 5. The Institution estimates that a minimum of 1 attomole of the mRNA target will be required in each test sample for detection in the assay.


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